Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2016 Results

Solid cost controls and favorable materials costs drive gross margin expansion of 140 basis points despite lower sales

RACINE, WI, February 2, 2016 – Modine Manufacturing Company (NYSE: MOD) a diversified global leader in thermal management technology and solutions, today reported financial results for the third quarter of fiscal year 2016.

Highlights:

•	Net sales declined 2.5 percent on a constant currency basis
•	Gross margin improved 140 basis points to 17.8 percent
•	Adjusted operating income was $17.2 million, up 21 percent from prior year (or 30 percent on a constant currency basis), and adjusted earnings per share were $0.22
•	Repurchased over $2 million of common stock
•	Company adjusts fiscal 2016 outlook to reflect global economic environment

“As expected, our previously announced restructuring and cost-control actions positively impacted results.  Based on these actions and lower materials costs, our team delivered significant year-over-year earnings improvement, despite lower sales volume due to continued weakness in several of our key end markets,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We will continue to execute against the cost control components of our Strengthen, Diversify and Grow strategic framework as we close out fiscal 2016.  Our more competitive cost structure and market-proven product offerings are leading to significant program wins in support of our long-term growth objectives.”

Net sales for the third quarter were $328.7 million, compared to $363.6 million in the third quarter of the prior year, a decrease of 9.6 percent.  On a constant currency basis, net sales declined by 2.5 percent year-over-year with decreases in the Americas, Building HVAC and Asia segments more than offsetting increases in the Europe segment.

Gross profit decreased $0.8 million during the third quarter on lower sales volume.  Gross margin improved 140 basis points to 17.8 percent due to favorable material costs and continued cost-control measures.  Additionally, savings from the closure of the McHenry, Illinois manufacturing facility and transfer of production to other Modine facilities positively impacted gross margin in the third quarter. Selling, general and administrative (SG&A) expenses decreased $1.9 million due to cost-control efforts and favorable foreign currency exchange rate impacts; however, excluding certain unusual items, including pension settlement losses and due diligence costs, SG&A would have declined over $3.0 million.

During the third quarter, the company recorded $1.6 million of restructuring expenses, primarily related to plant consolidation costs, and employee severance costs related to a voluntary, early retirement program offered to certain U.S. employees.

Operating income was $13.7 million and net income per share was $0.17 in the quarter.  Excluding the restructuring expenses and other unusual items, the company reported adjusted operating income of $17.2 million, up $3.0 million from the prior year.  Adjusted operating income was positively impacted by ongoing cost-saving initiatives, strong underlying operating performance and favorable material costs.  Adjusted earnings per share of $0.22 were up $0.07 from the third quarter of the prior year.

Third Quarter Segment Review

•	Americas segment sales were $137.1 million compared with $153.2 million one year ago, a decrease of 10.5 percent. On a constant currency basis, sales decreased 6.4 percent year-over-year. Sales in Brazil were down $9.2 million, with $6.3 million related to foreign currency exchange rate impacts and the remainder due to continued weak conditions in all end markets. North America sales were down 5.2 percent, primarily related to continued weakness in the off-highway markets and lower sales to commercial vehicle customers. Operating income increased $2.1 million to $7.7 million compared with the prior year, due primarily to lower SG&A expenses related to ongoing cost-reduction efforts, favorable material costs and savings from the closure of the McHenry facility. These factors more than offset the impact from lower sales volume experienced in the third quarter. The company recorded $1.4 million of restructuring charges during the quarter relating to restructuring activities in the Americas segment.

•	Europe segment sales were $126.1 million compared with $137.2 million one year ago, a decrease of 8.1 percent. On a constant currency basis, sales increased 5.0 percent compared with the prior year, driven by higher sales to commercial vehicle and automotive customers. Operating income of $7.6 million was higher than the prior year by $1.7 million, due to higher sales volume, favorable material costs and improved operating performance more than offsetting the prior-year $3.2 million gain on sale of a wind tunnel and $1.1 million of unfavorable foreign currency exchange rate impacts.

•	Asia segment sales were $18.7 million compared with $20.2 million one year ago, a decrease of 7.3 percent. On a constant currency basis, sales decreased 2.6 percent compared with the prior year. The decrease was primarily related to continued weakness in the off-highway market and lower tooling sales, partially offset by higher sales to automotive customers as launch volumes continue to increase. Operating loss of $0.1 million decreased $0.2 million from the prior year, largely the result of lower SG&A expenses.

•	Building HVAC segment sales decreased 9.8 percent to $50.9 million, compared with $56.3 million one year ago. On a constant currency basis, sales declined 8.1 percent as compared with the prior year. This decrease was primarily due to lower sales in the UK as unfavorable currency conditions caused increased competition from other mainland European suppliers and lower sales of heating products in North America, which experienced a relatively warm early-winter season. Operating income of $6.7 million was down $3.1 million primarily due to lower sales volume and prior-year business interruption insurance recovery of $2.0 million.

Balance Sheet & Liquidity

Net debt was $72.3 million at December 31, 2015, a decrease of $5.9 million from the end of fiscal 2015. Cash and cash equivalents at the end of the third quarter were $81.5 million.  Free cash flow was $25.6 million for the quarter.  The $15.6 million increase in free cash flow over the prior year was primarily related to working capital improvements.

In October 2015, the company announced a new $50 million share repurchase program. During the third quarter of fiscal 2016, Modine repurchased approximately $2.1 million, or 230,000 shares, of its common stock at an average price of $9.04.

Outlook

Based on current exchange rates, market outlook and business forecast, Modine updates the following guidance for fiscal 2016:

•	Full fiscal year-over-year sales down 8 to 10 percent, or flat to down 2 percent on a constant currency basis;
•	Adjusted operating income of $62 million to $66 million, including approximately $4 million of negative year-over-year foreign currency exchange rate impacts; and
•	Adjusted earnings per share of $0.70 to $0.76.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, February 3, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2016 third quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after February 2, 2016.  A call-in replay will be available through midnight on February 5, 2016, at 855.859.2056, (international replay 404.537.3406); Conference ID# 30416034.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after February 5, 2016.

About Modine

Modine, with fiscal 2015 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2015 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015.  Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers, particularly in light of remaining market challenges; the ability of the company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including disruptions associated with Airedale’s relocation into its rebuilt facility while continuing to meet customer demands; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring and certain other unusual or infrequently occurring expenses.  This is a measure of cash generated from operations, excluding payments for restructuring and other unusual or infrequently occurring expenses, during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2015	2014	2015	2014
Net sales	$328.7	$363.6	$1,008.8	$1,133.4
Cost of sales (a)	270.1	304.2	847.5	949.6
Gross profit	58.6	59.4	161.3	183.8
Selling, general & administrative expenses (a)	43.3	45.2	162.9	135.8
Restructuring expenses	1.6	1.9	5.2	3.7
Gain on sale of wind tunnel	-	(3.2)	-	(3.2)
Operating income (loss) (a)	13.7	15.5	(6.8)	47.5
Interest expense	(2.7)	(2.8)	(8.2)	(8.9)
Other expense - net	(0.4)	(0.6)	(0.5)	(0.3)
Earnings (loss) from continuing operations before income taxes	10.6	12.1	(15.5)	38.3
(Provision) benefit for income taxes	(2.4)	(3.0)	6.7	(13.1)
Earnings (loss) from continuing operations	8.2	9.1	(8.8)	25.2
Earnings from discontinued operations, net of income taxes	-	0.6	-	0.6
Net earnings (loss)	8.2	9.7	(8.8)	25.8
Net earnings attributable to noncontrolling interest	-	(0.1)	(0.4)	(0.8)
Net earnings (loss) attributable to Modine	$8.2	$9.6	$(9.2)	$25.0

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted:	$0.17	$0.19	$(0.19)	$0.51
Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.17	$0.20	$(0.19)	$0.52

Weighted-average shares outstanding - diluted:	47.8	47.7	47.4	47.7

(a) For the nine months ended December 31, 2015, the Company recorded pension settlement losses of $40.3 million within selling, general & administrative expenses ($31.8 million) and cost of sales ($8.5 million).

Condensed consolidated balance sheets (unaudited)
(In millions)
	December 31, 2015	March 31, 2015
Assets
Cash and cash equivalents	$81.5	$70.5
Trade receivables	148.8	192.9
Inventories	114.6	107.7
Deferred income taxes	11.8	13.4
Other current assets	85.2	79.7
Total current assets	441.9	464.2
Property, plant and equipment - net	328.2	322.1
Deferred income taxes	104.8	102.7
Other noncurrent assets	46.9	42.6
Total assets	$921.8	$931.6

Liabilities and shareholders' equity
Debt due within one year	$26.2	$19.1
Accounts payable	130.8	152.0
Other current liabilities	137.3	140.1
Total current liabilities	294.3	311.2
Long-term debt	127.6	129.6
Other noncurrent liabilities	130.2	130.2
Total liabilities	552.1	571.0
Total equity	369.7	360.6
Total liabilities & equity	$921.8	$931.6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Nine months ended December 31,
	2015	2014
Cash flows from operating activities:
Net (loss) earnings	$(8.8)	$25.8
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	37.4	39.3
Insurance proceeds from Airedale fire	5.1	10.8
Gain on sale of wind tunnel	-	(3.2)
Pension and postretirement expense	42.4	1.7
Deferred income taxes	(14.4)	4.2
Other - net	4.4	3.9
Net changes in operating assets and liabilities	(0.7)	(38.4)
Net cash provided by operating activities	65.4	44.1

Cash flows from investing activities:
Expenditures for property, plant and equipment	(42.3)	(41.9)
Insurance proceeds from Airedale fire	25.3	12.2
Costs to replace building and equipment damaged in Airedale fire	(37.9)	(9.5)
Proceeds from dispositions of assets	0.2	7.5
Other - net	0.2	(4.0)
Net cash used for investing activities	(54.5)	(35.7)

Cash flows from financing activities:
Net increase (decrease) in debt	4.2	(10.1)
Purchases of treasury stock under share repurchase program	(2.1)	-
Other - net	(1.4)	0.2
Net cash provided by (used for) financing activities	0.7	(9.9)

Effect of exchange rate changes on cash	(0.6)	(5.8)

Net increase (decrease) in cash and cash equivalents	11.0	(7.3)

Cash and cash equivalents - beginning of period	70.5	87.2

Cash and cash equivalents - end of period	$81.5	$79.9

Segment operating results (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2015	2014	2015	2014
Net sales:
Americas	$137.1	$153.2	$440.4	$500.8
Europe	126.1	137.2	385.0	442.2
Asia	18.7	20.2	56.1	60.0
Building HVAC	50.9	56.3	141.0	142.5
Segment total	332.8	366.9	1,022.5	1,145.5
Corporate and eliminations	(4.1)	(3.3)	(13.7)	(12.1)
Net sales	$328.7	$363.6	$1,008.8	$1,133.4

Operating income:
Americas	$7.7	$5.6	$24.8	$29.7
Europe	7.6	5.9	18.3	20.9
Asia	(0.1)	(0.3)	(0.9)	(0.1)
Building HVAC	6.7	9.8	12.7	16.2
Segment total	21.9	21.0	54.9	66.7
Corporate and eliminations	(8.2)	(5.5)	(61.7)	(19.2)
Operating income (loss) (a)	$13.7	$15.5	$(6.8)	$47.5

(a) See the adjusted operating income reconciliation on the next page for information on pension settlement losses, restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2015	2014	2015	2014
Operating income (loss)	$13.7	$15.5	$(6.8)	$47.5
Restructuring expenses - Americas (a)	1.4	1.3	5.0	2.0
Restructuring expenses - Europe (a)	(0.1)	0.6	(0.1)	1.7
Restructuring expenses - other (a)	0.3	-	0.3	-
Pension settlement losses (b)	1.1	-	40.3	-
Other adjustments (c)	0.8	(3.2)	0.8	(3.2)
Adjusted operating income	$17.2	$14.2	$39.5	$48.0

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted	$0.17	$0.19	$(0.19)	$0.51
Restructuring expenses (a)	0.03	0.03	0.07	0.06
Pension settlement losses (b)	0.01	-	0.51	-
Other adjustments (c)	0.01	(0.07)	0.01	(0.07)
Adjusted earnings per share	$0.22	$0.15	$0.40	$0.50

(a) Restructuring expenses primarily relate to employee severance, equipment transfer and plant consolidation costs.  For both the three and nine months ended December 31, 2015, restructuring expenses within the Building HVAC segment and corporate were $0.2 million and $0.1 million, respectively.
(b) Pension settlement losses, which were recorded at corporate, relate to lump-sum payouts to certain U.S. pension plan participants, which effectively settled the Company's pension obligation to those participants, and represent the accelerated recognition of unamortized actuarial losses.  The income tax benefit related to pension settlement losses for the three and nine months ended December 31, 2015 was $0.5 million and $15.7 million, respectively.
(c) Other adjustments for both the three and nine months ended December 31, 2015, include an environmental reserve of $0.5 million related to a previously closed and sold manufacturing facility in the Americas segment and third party legal and due diligence costs of $0.3 million related to a joint venture in China with Jiangsu Puxin Heat Exchange Co., Ltd, which was completed during the fourth quarter of fiscal 2016.  Other adjustments for both the three and nine months ended December 31, 2014 relates to a gain on the sale of a wind tunnel within the Europe segment.

Net debt (unaudited)
(In millions)

	December 31, 2015	March 31, 2015
Debt due within one year	$26.2	$19.1
Long-term debt	127.6	129.6
Total debt	153.8	148.7

Less: cash and cash equivalents (a)	81.5	70.5
Net debt	$72.3	$78.2

(a) Cash and cash equivalents as of December 31, 2015 and March 31, 2015, included $1.0 million and $13.1 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$35.6	$20.5	$65.4	$44.1
Expenditures for property, plant and equipment	(12.1)	(12.7)	(42.3)	(41.9)
Payments for restructuring expenses and other adjustments	2.1	2.2	8.0	6.0
Free cash flow	$25.6	$10.0	$31.1	$8.2

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com